Exhibit (e)(2)

INDEMNIFICATION AGREEMENT

This Indemnification Agreement, dated as of                  (this “Agreement”), is made by and between The Pep Boys – Manny, Moe & Jack, a Pennsylvania corporation (the “Company”), and the undersigned (the “Indemnitee”).

RECITALS

WHEREAS, the Company recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

WHEREAS, the Company’s Amended and Restated Bylaws (the “Bylaws”) require the Company to indemnify its directors and officers to the fullest extent permitted by the Pennsylvania Business Company Law of 1988, as amended (the “PBCL”);

WHEREAS, Section 1741 of the PBCL empowers the Company to indemnify any person who is or was serving as a representative of the Company, or who is or was serving at the request of the Company, as a representative of another corporation or enterprise;

WHEREAS, Section 1746 of the PBCL and the Bylaws expressly provide that the indemnification provisions set forth in the PBCL and the Bylaws, respectively, are not exclusive and thereby contemplate that contracts may be entered into between the Company and members of the Company’s Board of Directors (the “Board”), officers and other persons with respect to indemnification;

WHEREAS, the Company desires and has requested that the Indemnitee serve or continue to serve as a director and/or officer of the Company, as the case may be, free from undue concern for unwarranted claims for damages arising out of or related to such services to the Company;

WHEREAS, the Indemnitee does not regard the protection available under the Bylaws and the Company’s liability insurance as adequate in certain circumstances to cover all possible exposure for which the Indemnitee should be protected, and the Indemnitee is willing to serve, continue to serve or to provide additional service for or on behalf of the Company on the condition that the Indemnitee is furnished the indemnity provided for herein;

WHEREAS, the Board has determined that, in order to attract and retain qualified individuals to serve as directors and/or officers, it is reasonable, prudent and necessary to promote the best interests of the Company and its shareholders for the Company to contractually obligate itself to indemnify, and to advance certain expenses, fees and other amounts to the Indemnitee as set forth herein;

WHEREAS, this Agreement is a supplement to Section 7 of the Bylaws and any resolutions, amendments or restatements adopted pursuant thereto, and shall not be deemed a substitute therefor, nor diminish or abrogate any rights of the Indemnitee thereunder; and

WHEREAS, the Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by or through its Fund Indemnitor(s) (as defined herein) , which the Indemnitee and such entity or entities intend to be secondary to the primary obligation of the Company to indemnify and advance expenses to the Indemnitee as provided herein, with the Company’s acknowledgement and agreement to the foregoing being a material condition to the Indemnitee’s willingness to serve on the Board.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      INDEMNIFICATION.

(a)                                 Third Party Proceedings.  In the event that the Indemnitee was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), other than a Proceeding by or in the right of the Company, by reason of the fact that the Indemnitee is or was a director, officer, partner, trustee, fiduciary, employee or agent (each, a “Representative”) of the Company, or is or was serving at the request of the Company as a Representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust, employee benefit plan or other enterprise (each, an “Enterprise”), the Company shall indemnify the Indemnitee, to the fullest extent provided by law, against all expenses and costs, including, without limitation, attorneys’ fees (collectively, “Expenses”), and any judgments, penalties, fines, settlement amounts and liabilities paid to resolve a Proceeding (collectively, “Resolution Amounts”) actually and reasonably incurred by the Indemnitee in connection with a Proceeding, so long as the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the Indemnitee did not act in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

(b)                                 Proceedings By or in the Right of the Company.  In the event that the Indemnitee was or is a party, or is threatened to be made a party, to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was a Representative of the Company or is or was serving at the request of the Company as a Representative of another Enterprise, the Company shall indemnify the Indemnitee, to the fullest extent provided by law, against all Expenses and Resolution Amounts actually and reasonably incurred by the Indemnitee in connection with a Proceeding, so long as the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the Indemnitee has been adjudged to be liable to the Company, unless and only to the extent that the court in which the action was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for the amounts that such court or another court of competent jurisdiction deems proper.

(c)                                  Mandatory Indemnification of Expenses.  Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 1(a) or Section 1(b), or in defense of any claim, issue or matter therein, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee in connection therewith. For purposes of this Section 1(c), the term “successful on the merits or otherwise” shall include, but not be limited to, (i) any termination, withdrawal, or dismissal (with or without prejudice) of any Proceeding against the Indemnitee without any express finding of liability or guilt against the Indemnitee, or (ii) the expiration of a reasonable period of time after the making of any claim or threat of a Proceeding without the institution of the same and without any promise or payment made to induce a settlement.  If the Indemnitee is not wholly successful in such Proceeding but is successful on the merits or otherwise as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by the Indemnitee in connection with each successfully resolved claim, issue or matter.

(d)                                 Indemnification for Expenses as a Witness.  Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of the fact that the Indemnitee is or was a Representative of the Company or is or was serving at the request of the Company as a Representative of another Enterprise, a witness, or made (or asked) to respond to discovery requests, in any Proceeding to which the Indemnitee is not a party, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by the Indemnitee in connection therewith.

2.                                      ADVANCEMENT OF EXPENSES. The Company shall advance all Expenses incurred by the Indemnitee in connection with any Proceeding referred to in Section l hereof within thirty (30) days following receipt by the Company of the written request of the Indemnitee, coupled with appropriate documentation to support the requested payment, whether prior to or after the final disposition of such Proceeding.  For purposes of any advancement hereunder, the Indemnitee shall be deemed to have acted (i) in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interest of the Company, and (ii) with respect to any criminal action or procedure, to have had no reasonable cause to believe the Indemnitee’s conduct was unlawful if, under either (i) or (ii), the Indemnitee’s action is based on the records or books of account of the Company, or the records or books of account of another Enterprise, including financial statements, or on information supplied to the Indemnitee by the officers of the Company or other Enterprises in the course of their duties, or on the advice of legal counsel for the Company or other Enterprises or on information or records given or reports made to the Company or other Enterprises by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or other Enterprises.  The Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby.

3.                                      NOTICE AND PROCEDURES.

(a)                                 Notice to Company. The Indemnitee shall give the Company notice in writing as soon as practicable of any claim made against the Indemnitee for which indemnification will or could be sought under this Agreement.  Such notice shall include supporting documentation and shall be given in accordance with the provisions of Section 13(e) hereof.  Failure to give such notice shall excuse performance of the Company of its obligations contained herein only to the extent such delay was prejudicial to the Company.  In addition, the Indemnitee shall provide the Company such documents and information as may reasonably be requested and as are within the Indemnitee’s power to provide.

(b)                                 Procedure for Indemnification.  The Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon submission of a request for indemnification hereunder, and the Company shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption.  Any indemnification for Resolution Amounts shall be made no later than thirty (30) days following the determination of such Resolution Amounts, as evidenced by appropriate documentation (e.g., settlement agreement, court order), unless (i) a court of competent jurisdiction has determined that Indemnitee is not entitled to Indemnification hereunder and no right of further appeal from such determination exists or (b) a Proceeding is pending before a court of competent jurisdiction to determine if Indemnitee is entitled to indemnification hereunder.  If following any such Proceeding, the court of competent jurisdiction determines that Indemnitee is entitled to indemnification hereunder, and no right of further appeal from such determination exists, then the Resolution Amounts shall be paid within thirty (30) days following such determination.

If a claim under this Agreement, any applicable law, or any provision of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) or Bylaws providing for indemnification hereunder is not paid in full by the Company by its due date, then the Indemnitee may bring an action against the Company to recover the unpaid amount of the claim and, subject to Sections 11, the Indemnitee shall also be entitled to be paid for the Expenses of bringing such action.  It shall be a defense to any such action that the Indemnitee has not met the minimum standards of conduct under applicable law or this Agreement to permit indemnification to the Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company, and the Indemnitee shall be entitled to receive advance payments of Expenses pursuant to Section 2 unless and until a court of competent jurisdiction determines that Indemnitee is not entitled to indemnification., and no right of further appeal from such determination exists.

It is the parties’ intention that if the Company contests an Indemnitee’s right to indemnification, the question of the Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including the Board, any committee or subgroup of the Board, independent legal counsel, or the Company’s shareholders) to have made a determination that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including the Board, any committee or subgroup of the Board, independent legal counsel, or the Company’s shareholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has or has not, as the case may be, met the applicable standard of conduct.

(c)                                  Notice to Insurers.  If, at the time of the receipt of a notice of a claim pursuant to Section 3(b), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(d)                                 Selection of Counsel.  In the event the Company shall be obligated under Section 2 to advance the Expenses of any Proceeding against the Indemnitee, the Company shall be entitled to assume the defense of such Proceeding upon delivery of written notice to the Indemnitee of the Company’s election so to do.  Any such counsel appointed by the Company shall be approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed.  After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any attorneys’ fees of another counsel subsequently incurred by the Indemnitee with respect to the same Proceeding; provided, however, that (i) the

Indemnitee shall have the right to employ counsel in any such Proceeding at the Indemnitee’s expense; and (ii) if (A) the engagement of counsel by the Indemnitee was previously authorized by the Company, (B) there is a conflict of interest between the Company and the Indemnitee in the conduct of any such defense, as determined in good faith by the Company’s counsel, or (C) the Company shall not, in fact, have engaged counsel to assume the defense of such Proceeding, then the Expenses (including attorneys’ fees) of the Indemnitee’s counsel shall be at the expense of the Company, subject to the Indemnitee’s repayment obligations under Section 2 hereof.

(e)                                  Settlements. The Company shall not be liable to the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent.  The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent. Neither the Company nor the Indemnitee will unreasonably withhold consent to any proposed settlement.

4.                                      ADDITIONAL INDEMNIFICATION RIGHTS; NONEXCLUSIVITY.

(a)                                 Scope.  Notwithstanding any other provision of this Agreement, the Company shall indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Articles, the Bylaws or by statute.  Reference in this Agreement to any law shall be to such law as it existed on the date hereof, and in the event of any amendment, alteration or repeal of any law which narrows the right of a Pennsylvania corporation to indemnify the Indemnitee or the Company’s Representatives, such changes shall have no effect on this Agreement or the parties’ rights and obligations hereunder, to the extent permitted by law; provided, however, that any amendment, alteration or repeal of any law which permits the Company, without requiring any further action by shareholders or directors, to limit further the liability of the Indemnitee or the Company’s Representatives or to provide broader indemnification or advancement rights than the Company was permitted to provide prior to such change, shall be, ipso facto, within the purview of the Indemnitee’s rights and the Company’s obligations under this Agreement.

No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Indemnitee under this Agreement in respect of any action or inaction of the Indemnitee prior to such amendment, alteration or repeal, in the Indemnitee’s capacity as a Representative of the Company or a Representative of another Enterprise at the Company’s request.

(b)                                 Effectiveness and Duration of Rights. All rights and obligations of the parties hereunder shall be effective as of the date on which the Indemnitee first serves on the Board or as an officer of the Company, as applicable, and shall continue as to the Indemnitee even though the Indemnitee may have ceased to serve as a Representative of the Company or a Representative of another Enterprise at the Company’s request. This Agreement shall be binding on and shall inure to the benefit of the parties’ respective heirs, successors, assigns and personal and legal representatives.

(c)                                  Nonexclusivity.  The indemnification and other rights provided by this Agreement shall not be deemed exclusive of any rights to which the Indemnitee may be entitled under applicable law, the Articles, the Bylaws, any agreement, any vote of shareholders or disinterested directors, or otherwise, both as to any action or inaction in the Indemnitee’s official capacities and as to any action or inaction in another capacity while holding such office.

5.                                      PRIMACY OF INDEMNIFICATION; SUBROGATION.

(a)                                 Insurance Coverage.  To the extent that the Company maintains an insurance policy or policies providing liability insurance that covers the Indemnitee, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any Representative of the Company.

(b)                                 Indemnitor of First Resort.  If and to the extent that the Indemnitee has rights to indemnification, advancement of Expenses and/or insurance provided by or through its investment fund(s), corporate entity(s) with which the Indemnity is affiliated, employer(s) or their affiliates, (collectively, the “Fund Indemnitors”), the Company hereby agrees that (i) between the Company and the Fund Indemnitors, it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance Expenses or to provide indemnification for Expenses or other liabilities incurred by Indemnitee are secondary); (ii) it shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all indemnification payments, each to the extent required by the terms of this Agreement, the Articles, the Bylaws or any other agreement between the Company and Indemnitee, without regard to any rights Indemnitee may have against the Fund Indemnitors; and (iii)  it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company.  The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this section.

(c)                                  Subrogation.  Except as provided in Section 5(b) above, (i) in the event the Company makes any payment to the Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Fund Indemnitors), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights; (ii) the Company shall not be liable under this Agreement to make any payment of Expenses, Resolution Amounts or any other amounts otherwise indemnifiable hereunder, if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise; and (iii) if the Indemnitee is or was serving at the request of the Company as a Representative of another enterprise, the Company’s obligation to indemnify the Indemnitee or advance Expenses hereunder to the Indemnitee shall be reduced by any amount the Indemnitee has actually received as indemnification or advancement of Expenses from such other enterprise or its affiliates.

6.                                      PARTIAL INDEMNIFICATION.  If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses or Resolution Amounts actually or reasonably incurred in the investigation, defense, appeal or settlement of any Proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses or Resolution Amounts to which the Indemnitee is entitled.

7.                                      MUTUAL ACKNOWLEDGMENT.  Each of the Company and the Indemnitee acknowledge that, in certain instances, federal law or public policy may override applicable state law and prohibit the Company from indemnifying the Indemnitee under this Agreement or otherwise.  For example, the Company and the Indemnitee acknowledge that the Securities and Exchange Commission (the “SEC”)

has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations.

8.                                      DIRECTOR AND OFFICER LIABILITY INSURANCE.  If, following the date hereof, the Company determines that it is not practicable, for cost or other reasons, to maintain director and officer liability insurance, it shall notify the Indemnitee and provide the Indemnitee with an opportunity to resign from the Board prior to taking action to terminate such policy.

9.                                      SEVERABILITY.  Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law.  If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify the Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

10.                               EXCEPTIONS TO INDEMNIFICATION AND ADVANCEMENT OBLIGATIONS.  Notwithstanding any other provision herein to the contrary, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)                                 Claims Initiated by the Indemnitee.  To indemnify or to advance Expenses to the Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification or advancement of Expenses under this Agreement; provided, however, that indemnification or advancement of Expenses for such Proceedings may be made with the approval of the Board;

(b)                                 Lack of Good Faith; Frivolous Claims.  To indemnify the Indemnitee for Expenses, Resolution Amounts or for any other liabilities of any type whatsoever incurred by the Indemnitee with respect to any Proceeding initiated by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such Proceeding was either frivolous or made in bad faith;

(c)                                  Fraud.  To indemnify the Indemnitee for Expenses, Resolution Amounts or for any other liabilities of any type whatsoever if a final decision by a court of competent jurisdiction determines that the Indemnitee has committed fraud on the Company;

(d)                                 Insured Claims.  To indemnify the Indemnitee for Expenses, Resolution Amounts or for any other liabilities of any type whatsoever to the extent such Expenses, Resolution Amounts or liabilities have been paid directly to the Indemnitee by an insurance carrier under a policy of officer and director liability insurance maintained by the Company or otherwise;

(e)                                  Claims under Section 16(b).  To indemnify the Indemnitee for Expenses, Resolution Amounts or for any other liabilities of any type whatsoever, including, without limitation, the payment of profits arising from the purchase and sale by the Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; or

(f)                                   Willful Misconduct or Recklessness.  To indemnify the Indemnitee for Expenses, Resolution Amounts or for any other liabilities of any type whatsoever if a final decision by a court of competent jurisdiction shall determine that the act or failure to act by the Indemnitee giving rise to the claim for indemnification constitutes willful misconduct or recklessness.

11.                               ATTORNEYS’ FEES.  In the event that any action is instituted by the Indemnitee under this Agreement to enforce or interpret any of the terms hereof, the Indemnitee shall be entitled to be paid all Expenses incurred by the Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by the Indemnitee as a basis for such action were made in bad faith, or were frivolous or fraudulent, or that such indemnification was unlawful.  In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, the Indemnitee shall be entitled to be paid all Expenses incurred by the Indemnitee in defense of such action (including with respect to the Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of the Indemnitee’s material defenses to such action were made in bad faith or were frivolous.

12.                               DEFINITIONS.

(a)                                 For the purposes of this Agreement, references to “affiliate” shall mean any entity which, directly or indirectly, is in the control of, is controlled by, or is under common control with, another entity.

(b)                                 For purposes of this Agreement, “Company” shall include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that if the Indemnitee is or was a Representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a Representative of another enterprise, the Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the surviving or new corporation as the Indemnitee would have if he, she or it had served the surviving or new corporation in the same capacity.

13.                               MISCELLANEOUS.

(a)                                 Legal Matters.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws.  Each party hereby submits to the exclusive jurisdiction and venue of the federal and state courts located in Philadelphia County, Pennsylvania over any dispute arising under this Agreement.  EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING OVER ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b)                                 No Employment Rights.  Nothing contained in this Agreement is intended to create in the Indemnitee any right to employment by the Company or any of its affiliates

(c)                                  Entire Agreement; Enforcement of Rights.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(d)                                 Construction.  This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(e)                                  Notices.  Any notice, demand, request or other communication required by or permitted to be given under this Agreement shall be in writing and shall be deemed delivered when delivered personally, or 24 hours after being deposited with a nationally recognized overnight courier service, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, if to the Company, to 311 West Allegheny Ave, Philadelphia, PA 19132 Attn: General Counsel; or if to the Indemnitee, to the address listed on the signature page hereof; or to such other address as any party hereto shall have specified in a notice given in accordance with this section.

(f)                                   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date and year first written above

COMPANY:

THE PEP BOYS – MANNY, MOE & JACK

By:
Name:
Title:

INDEMNITEE:

By:

Name:

Address: